Exhibit (a)(5)(F)

Syncona Limited Portfolio Company Extends Tender Offer to Acquire Applied Genetic Technologies Corporation

GAINESVILLE, Fla., and CAMBRIDGE, Mass., November 29, 2022 – Applied Genetic Technologies Corporation (“AGTC” or the “Company”) (Nasdaq: AGTC), announced today that a portfolio company of Syncona Limited (LON: SYNC) (“Syncona”) has extended the expiration of its previously announced tender offer to purchase all of the issued and outstanding shares of AGTC common stock for $0.34 per share in cash at closing, plus up to an additional $0.73 per share payable pursuant to contingent value rights (CVRs) upon the achievement of specified milestones.

The tender offer has been extended until 5:00 p.m., Eastern Time, on November 30, 2022. The tender offer was previously scheduled to expire at 5:00 p.m., Eastern Time, on November 28, 2022. All other terms and conditions of the tender offer remain unchanged during the extension period. The tender offer is being extended in order to allow additional time for shareholders to tender their shares and for shares tendered by notice of guaranteed delivery to be received.

Computershare Trust Company, N.A., the depositary for the offer, has advised that as of 5:00 p.m., Eastern Time, on November 28, 2022, 30,947,430 shares of AGTC, representing approximately 45.1% of the issued and outstanding shares of common stock and restricted stock units, have been validly tendered and not validly withdrawn pursuant to the Offer. Additionally, the depositary has advised that an additional 4,627,261 shares had been tendered by notice of guaranteed delivery, representing approximately 6.7% of AGTC’s issued and outstanding shares of common stock and restricted stock units. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to this extension.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which have been filed by Syncona Limited with the Securities and Exchange Commission (“SEC”) and sent to shareholders. In addition, AGTC filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC that includes, among other things, the recommendation of AGTC’s board of directors that AGTC stockholders tender all their shares in the tender offer.

If you did not receive or cannot locate the materials referenced above, please contact Georgeson LLC, the information agent for the transaction, at (800) 279-6913. You may also review the materials at our website at https://ir.agtc.com/financial-information/sec-filings.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in XLRP and ACHM CNGB3 leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on the AGTC’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

About Syncona Limited

Syncona's purpose is to invest to extend and enhance human life. We do this by founding and building companies to deliver transformational treatments to patients in areas of high unmet need.

Our strategy is to found, build and fund companies around exceptional science to create a diversified portfolio of 15-20 globally leading healthcare businesses for the benefit of all our stakeholders. We focus on developing treatments for patients by working in close partnership with world-class academic founders and management teams. Our balance sheet underpins our strategy enabling us to take a long-term view as we look to improve the lives of patients with no or poor treatment options, build sustainable life science companies and deliver strong risk-adjusted returns to shareholders.

Additional Information and Where to Find It

A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, have been filed with the SEC by subsidiaries of Syncona Limited, and a Solicitation / Recommendation Statement on Schedule 14D-9 has been filed with the SEC by the Company. The offer to purchase shares of Company common stock is being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION / RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, Information Agent for the Offer, toll-free at (800) 279-6913. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.AGTC.com.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated consummation of the acquisition of the Company and the timing and benefits thereof, the anticipated contingent value right payments, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the parties’ ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of the Company tender their shares in the transaction; the outcome of legal proceedings that may be instituted against the Company and/or others relating to the transaction; the failure (or delay) to receive the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); and other risks related to Company’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Company’s SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended June 30, 2022 and subsequent quarterly and current reports filed with the SEC. Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in their expectations, except as required by law.

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IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com